Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Earliest Report Event:  September 19, 2011

Spine Pain Management, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27407	98-0187705
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5225 Katy Freeway
Suite 600
Houston, Texas   77007
(Address of principal executive office) (Postal Code)

(713) 521-4220
(Registrant’s telephone number)

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2011, we appointed John Bergeron as Chief Financial Officer.  Mr. Bergeron will also continue to serve as a member of our Board of Directors.  We also entered into an Employment Agreement with Mr. Bergeron.  The Employment Agreement’s term begins on October 1, 2011, expires on September 30, 2012, and provides that Mr. Bergeron receive an annual base salary of $51,000 and a signing bonus of 100,000 shares of restricted common stock as consideration for his new employment.

Biographical information of Mr. Bergeron follows:

John Bergeron, CPA -Age 54. Mr. Bergeron has been a member of our Board of Directors since July 2010.  He currently serves as President of Jolpeg Inc., a private firm that performs automotive repair services, a position he has held since May 2008.  Also, he worked as Controller of Christian Brothers Automotive Corporation from May 2008 until October 2008, when he purchased a franchise.  From May 2005 until May 2008, Mr. Bergeron served as Divisional Controller of Able Manufacturing, a division of NCI Group, Inc, where his responsibilities included financial reporting, budgeting and Sarbanes-Oxley Act compliance.  Prior to that, Mr. Bergeron worked as controller and accounting manager of various Internet Companies and private firms. He has also worked as an auditor for Arthur Andersen.  Mr. Bergeron has more than thirty years experience in financial management and corporate development of manufacturing and service industry companies.  He has extensive experience in financial reporting of public companies, risk management, business process re-engineering, structuring and implementing accounting procedures and internal control programs for Sarbanes-Oxley Act compliance.  Mr. Bergeron is a Certified Public Accountant.  He received a Bachelor of Business Administration in Accounting from Lamar University in 1979.

Item 9.01  Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Employment Agreement with John Bergeron

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPINE PAIN MANAGEMENT, INC.

/s/ William Donovan, M.D.
By: William Donovan, M.D.
Date: September 20, 2011	Chief Executive Officer